Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of January 27, 2006, by and between Vector Group Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and Howard M. Lorber (the “Executive”).
WITNESSETH
     A. WHEREAS, the Executive has served as President and Chief Operating Officer of the Company pursuant to an Employment Agreement dated as of January 17, 2001 (the “Prior Employment Agreement”);
     B. WHEREAS, the Board of Directors of the Company (the “Board”) has elected the Executive to serve as the President and Chief Executive Officer of the Company effective January 1, 2006; and
     C. WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement, effective as of January 1, 2006 (as so amended and restated, this “Agreement”), to provide for the continued employment of the Executive by the Company for the period and upon the terms and conditions set forth herein;
     D. NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Company and the Executive hereby agree as follows:
          1. Employment and Term.
              (a) Effective January 1, 2006, the Company agrees to employ the Executive, and the Executive accepts employment by the Company, as its President and Chief Executive Officer upon the terms and conditions set forth herein.

          (b) Subject to Sections 1(c) and (d) and the provisions for termination hereinafter provided in Section 6, the term of the Executive’s employment hereunder shall be from January 1, 2006 (the “Effective Date”) through and including the day immediately preceding the third anniversary of the Effective Date (the “Initial Period”).
          (c) On the first anniversary of the Effective Date and on each subsequent anniversary of such date (each a “Renewal Date”), the term of this Agreement shall automatically be extended by one additional calendar year (the “Extension Period”) unless either party shall have provided notice to the other within the sixty-day period prior to a Renewal Date that such party does not desire to extend the term of this Agreement, in which case no further extension of the term of this Agreement shall occur pursuant hereto but all previous extensions of the term shall continue to be given full force and effect.
          (d) For purposes of this Agreement, subject to the provisions for termination hereinafter provided in Section 6, the term “Employment Period” means the Initial Period, if the term of this Agreement has not been extended pursuant to Section 1(c); otherwise, the period beginning on the Effective Date and ending with the last day of the most recently arising Extension Period. Notwithstanding the foregoing, the Employment Period shall terminate on the applicable date set forth in Section 6 and shall not include any Severance Period (as hereinafter defined).
     2. Duties.
          (a) Throughout the Employment Period, the Executive shall be the President and Chief Executive Officer of the Company, reporting directly to the Board, and shall have all duties and authorities as customarily exercised by an individual serving in such positions in a company the nature and size of the Company. The Executive shall at all times comply with all written Company policies applicable to him. During the Employment Period, the Company shall also nominate the Executive for re-election as a member of the Board.
          (b) Throughout the Employment Period, the Executive shall devote substantially all his working hours to performing his services to the Company hereunder, and shall use his reasonable best efforts to perform his duties under this Agreement fully, diligently and faithfully, and shall use his reasonable best efforts to promote the interests of the Company and its subsidiaries and affiliates.
          (c) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other business entities, trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing his personal and/or family investments and affairs, and (iv) engaging in any other activities approved by the Board; provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2(b).
     3. Compensation.
          As compensation for his services to be performed hereunder and for his acceptance of the responsibilities described herein, the Company agrees to pay the Executive, and the Executive agrees to accept, the following compensation and other benefits:
          (a) Base Salary. During the Employment Period, the Company shall pay the Executive a salary (the “Base Salary”) at the rate of $2,581,286 per annum, payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly. The Base Salary shall be increased, as of January 1 of each year commencing January 1, 2007, by a cost-of-living adjustment determined by reference to the

Consumer Price Index, All Urban Consumers for New York Northern New Jersey, All Items (1982 1984 = 100) (the “Index”), or, if publication of the Index is terminated, any substantially equivalent successor thereto. In addition to the foregoing, the Board shall periodically review such Base Salary and may increase (but not decrease) it from time to time, in its sole discretion. After any increase, “Base Salary” as used in this Agreement shall mean the increased amount.
          (b) Annual Incentive Compensation. Subject to the approval of the Company’s Senior Executive Annual Bonus Plan (together with any amendments thereto, the “Plan”) by the Company’s shareholders at the Company’s 2006 annual shareholders’ meeting, during the Employment Period, the Executive shall be entitled to participate in the Plan, including any successor thereto, commencing with the calendar year ending December 31, 2006, and be eligible to receive an annual bonus (“Bonus Amount”) based on a target bonus opportunity of 100% of Base Salary. Bonus payments shall be subject to compliance with performance goals determined by the Compensation Committee of the Board in accordance with the Plan, which performance goals shall be consistent with the Executive’s positions as the President and Chief Executive Officer of the Company.
          (c) Long-Term Incentive Plans. During the Employment Period, the Executive shall be entitled to participate in the long-term incentive plans of the Company, including, but not limited to, the Company’s Amended and Restated 1999 Long-Term Incentive Plan (together with any amendments thereto, the “LTIP”), on a basis consistent with the Executive’s positions as the President and Chief Executive Officer of the Company.
          (d) Benefit Plans. During the Employment Period and as otherwise provided herein in Section 6, the Executive shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans) and other employee benefit plans, including but not limited to qualified pension plans and the SERP (as defined in Section 9 hereof), established by the Company from time to time for the general and overall benefit of the senior executives of the Company on a basis no less favorable than the basis on which any other senior executive participates (other than the Executive Chairman with respect to the SERP); provided that nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations hereunder.
          (e) Deferred Compensation. Notwithstanding any other provision of this Employment Agreement, during the Employment Period, the Executive shall have the right to request to defer the receipt of any portion of his Base Salary or Bonus Amount by any arrangement that does not result in the imposition of any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and other guidance published thereunder by the Internal Revenue Service (the “Code”), and the Company shall reasonably cooperate with the Executive to grant such request, provided that the granting of such request does not represent inequitable treatment as concerns other senior employees or executives (in the Company’s sole judgment) and does not impose additional costs on the Company other than insignificant administrative costs.
     4. Vacation and Other Benefits.
          During the Employment Period, the Executive shall be entitled to not less than five (5) weeks of paid vacation each year of his employment hereunder, as well as to such other employment benefits extended or provided to executives of comparable status, including, but not limited to, payment or reimbursement of all reasonable expenses incurred by the Executive in the performance of his responsibilities and the promotion of the Company’s businesses. In all events, during the Employment Period, the Executive shall be entitled to first-class air travel and lodging, a Company-provided car and driver, a $7,500 per month allowance for lodging and related business expenses, cellular phone charges, club memberships and dues at 2 clubs, and travel expenses of the Executive’s spouse when accompanying him on business related trips. The Executive shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse the Executive the full amount of any such expenses advanced by him promptly in the ordinary course. During the Employment Period, the Executive shall have access to the use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy in effect from time to time.
     5. Executive Covenants.
          Provided that the Company is not in material default to the Executive on any of its obligations under this Agreement, the Executive agrees as follows:
          (a) Except with the consent of or as directed by the Board or otherwise in the ordinary course of the business of the Company or any subsidiary, affiliate or investee in which the Company holds, directly or indirectly, more than a 20% equity interest (a “Significant Investee”), the Executive shall keep confidential and not divulge to any other person, during the Employment Period or thereafter, any business secrets and other confidential information regarding the Company, its subsidiaries, its affiliates and/or its Significant Investees, except for information which is or becomes publicly available or known within the relevant trade or industry other than as a result of disclosure by the Executive in violation of this Section 5(a). Anything herein to the contrary notwithstanding, the provisions of this Section 5(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) when disclosure is necessary to resolve an issue raised in good faith in any litigation, arbitration or mediation involving this Agreement or any other agreement between the Executive and the Company or any of its subsidiaries, affiliates or Significant Investees, including, but not limited to, the enforcement of such agreements or (iii) when disclosure is required in connection with the Executive’s cooperation pursuant to Section 5(f).
          (b) All papers, books and records of every kind and description relating to the business and affairs of the Company, its subsidiaries, affiliates or Significant Investees, whether or not prepared by the Executive are the exclusive property of the Company, and the Executive shall surrender them to the Company, at any time upon request by the General Counsel of the Company, during or after the Employment Period. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or if applicable, his termination of employment, with the Company or any of its subsidiaries or affiliates.
          (c) During the Employment Period and during any Severance Period in which the Executive is eligible to receive severance pursuant to Section 6, the Executive shall not, without the prior written consent of the Board, participate as a director, officer, employee, agent, representative, stockholder, or partner, or have any direct or indirect financial interest as a creditor, in any business which directly or indirectly competes with a business in which the Company, a subsidiary, affiliate or Significant Investee (collectively, the “Restricted Group”) is engaged both for some period during the Employment Period and on the day the Executive’s employment is terminated hereunder (“Competitive Business”); provided, however, that this Section 5(c) shall not restrict the Executive from holding up to 5% of the publicly traded securities of any entity which so competes with the Company. Anything to the contrary notwithstanding, this Section 5(c) shall not prohibit the Executive from (i) serving on the board of directors of any entity on which he was serving prior to his termination date and (ii) providing services to a subsidiary, division or affiliate of a Competitive Business if such subsidiary, division or affiliate is not itself engaged in a Competitive Business and the Executive does not provide services to or with respect to the Competitive Business.
          (d) During the Employment Period and during any Severance Period in which the Executive is eligible to receive severance pursuant to Section 6, the Executive shall not, without the prior written consent of the Board, either for his own account or for any person, firm or company (i) solicit any customer of the Company, its subsidiaries or affiliates (other than with respect to products and services not provided by any member of the Restricted Group on the date the Executive’s employment is terminated), or (ii) solicit or endeavor to cause any employee of any member of the Restricted Group to leave such employment or induce or attempt to induce any such employee to breach any written employment agreement with the Company, its subsidiaries or affiliates, provided the Executive knows (or reasonably should have known) about the provisions of such agreement.
          (e) Without limiting any other provision of this Agreement, the Executive hereby agrees to act in a manner consistent with, and to use his reasonable best efforts to cause the Company, its subsidiaries and its affiliates, as appropriate, to comply with, any obligations known to the Executive and imposed on the Company, its subsidiaries or affiliates, by law, rule, regulation, ordinance, order, decree, instrument, agreement, understanding or other restriction of any kind.
          (f) The Executive hereby agrees to provide reasonable cooperation to the Company, its subsidiaries and affiliates during the Employment Period and, subject to his other personal and business commitments, any Severance Period in any litigation between the Company, its subsidiaries or affiliates, and third parties.
          (g) The parties agree that the Company shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Section 5 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach by the Executive of the provisions of this Section 5 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.
     6. Termination of Employment Period and Severance.
          (a) Termination by the Company without Cause. Except as provided in Section 6(d), if for any reason the Company wishes to terminate the Employment Period and the Executive’s employment hereunder (including by not extending the term of this Agreement pursuant to Section 1(c)), (i) the Company shall give notice (the “Termination Notice”) to the Executive stating such intention, (ii) the Employment Period shall terminate on the date set forth in the Termination Notice (the “Termination Date”), and (iii) a severance period shall commence upon such Termination Date for a period of thirty-six months (such period, the “Severance Period”). During the Severance Period, the Executive shall continue to receive the Base Salary under Section 3(a), shall be entitled to an annual cash bonus pursuant to Section 3(b) (which annual cash bonus shall be the bonus paid the Executive for the performance period immediately prior to the year in which the Termination Notice is given but not greater than 100% of Base Salary) and the Executive and his eligible dependents shall continue to receive the welfare benefits under Section 3(d) (including any benefits under the Company’s long-term disability and life insurance plans) of this Agreement as if the Employment Period continued throughout the Severance Period; provided that if such plans or programs do not permit the Executive and/or his eligible dependents continued participation, the Company shall pay the Executive, quarterly, an amount which after-tax will keep him in the same economic position as if he and/or his eligible dependents had continued in such plans and/or programs. In addition, the Executive shall be entitled to (x) accelerated vesting upon the Termination Date of all outstanding equity awards, with all outstanding stock options or stock appreciation rights granted to the Executive on or after the date of this Agreement remaining exercisable for no less than two years or the remainder of the original term, if shorter, (y) payment of any earned but unpaid amounts, including bonuses for performance periods that ended prior to the Termination Date and any unreimbursed business expenses, with such payment made in accordance with Company practices in effect on the date of his termination of employment and (z) any other rights, benefits or entitlements in accordance with this Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates.
          (b) Death. If the Executive dies during the Employment Period, the Employment Period shall automatically terminate and the Severance Period described in Section

6(a) hereof shall immediately commence. The Executive’s designated beneficiary(ies) (or his estate in the absence of any surviving designated beneficiary) shall be entitled to the rights, benefits and other entitlements as set forth in Section 6(a) as if the Executive’s employment had been terminated by the Company without Cause, including, without limitation, the payments and benefit continuation during the Severance Period as set forth in Section 6(a), provided that if any benefit plan or program does not permit the Executive’s eligible dependents to continue to participate in such plan or program, the Company shall pay the Executive’s eligible dependents, quarterly, an amount which after-tax will keep them in the same economic position as if they had continued in such plans and/or programs. If the Executive dies during any Severance Period during which he is entitled to benefits pursuant to Section 6, his designated beneficiary(ies) (or his estate in the absence of any surviving designated beneficiary) shall continue to receive the compensation that the Executive would have otherwise received during the remainder of the Severance Period and his designated beneficiary(ies) shall be entitled to continue to participate in the Company’s medical plans during the remainder of the Severance Period.
          (c) Disability. If the Executive is deemed to have a Disability (as hereinafter defined) during the Employment Period, the Company shall be entitled to terminate the Executive’s employment upon 30 days notice to the Executive. In the event of such termination, the Executive shall be released from his duties under Section 2, and the Employment Period shall end and the Severance Period described in Section 6(a) hereof shall immediately commence upon the expiration of such 30-day notice period. The Executive’s rights, benefits and other entitlements during such Severance Period shall be as set forth in Section 6(a) as if his employment had been terminated by the Company without Cause, and the Executive shall be entitled to all such compensation and benefits during the Severance Period without any offset or reduction except by such amounts, if any, as are paid to the Executive in lieu of compensation for services under any applicable disability or other similar insurance policies of the Company (or by the Company under any self insurance plan). For purposes of this Employment Agreement, “Disability” shall mean mental or physical impairment or incapacity rendering the Executive substantially unable to perform his duties under this Agreement for more than 180 days out of any 360-day period during the Employment Period. A determination of Disability shall be made by the Board in its reasonable discretion after obtaining the advice of a medical doctor mutually selected by the Company and the Executive. If the parties cannot agree upon a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.
          (d) Termination by the Company for Cause. The Company, by notice to the Executive, shall have the right to terminate the Employment Period and the Executive’s employment hereunder in the event of any of the following (any of which shall constitute “Cause” for purposes of this Agreement):
               (i) the Executive having been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony;
               (ii) the Executive having committed in the performance of his duties under this Agreement one or more acts or omissions constituting fraud, dishonesty, or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company;
               (iii) the Executive having committed one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company;

               (iv) the Executive having exposed the Company to criminal liability substantially and knowingly caused by the Executive which results in a material adverse effect on the business, financial condition or results of operations of the Company; or
               (v) the Executive having failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a Disability).
         For purposes of the foregoing, no act or failure to act on the part of the Executive shall be considered “willful” or “knowingly” unless it is done, or omitted to be done, by the Executive without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in the best interests of the Company. Notwithstanding the foregoing, termination by the Company for Cause under clauses (ii) through (v) shall not be effective until and unless each of the following provisions shall have been complied with: (a) notice of intention to terminate for Cause (a “Preliminary Cause Notice”), the giving of which shall have been authorized by a vote of a majority of the members of the Board then in office, which shall include a written statement of the particular acts or circumstances which are the basis for the termination for Cause and shall set forth a reasonable period (not less than thirty days) to cure (the “Cure Period”), shall have been given to the Executive by the Board within ninety days after the Company first learns of the act, failure or event constituting Cause; (b) the Executive shall not have cured the acts or circumstances complained of within the Cure Period; (c) the Board shall have called an in person meeting of the Board, at which termination of the Executive is an agenda item, and shall have provided the Executive with not less than twenty days’ notice thereof (which meeting shall be held after the end of the Cure Period); (d) the Executive shall have been afforded the opportunity, accompanied by counsel, to provide written materials to the members of the Board in advance of such meeting and, if he so desires, to personally address the members of the Board at such meeting; and (e) the Board shall have provided within three business days after such meeting, a written notice of termination for cause, stating that, based upon the evidence it has received and reviewed, and specifying in reasonable detail the acts and circumstances complained of, it has voted by a vote of at least a majority of all of the members of the Board then in office to terminate the Executive for Cause (such a notice, a “Cause Termination Notice”), which such notice shall be effective on the day of receipt thereof by the Executive.
         Any termination of employment under this Section 6(d) shall not be followed by a Severance Period and shall be without damages or liability to the Company for compensation and other benefits which otherwise would have accrued to the Executive hereunder after the date of termination, but any unpaid compensation, benefits and reimbursements accrued through the date of such termination, including Base Salary and any unpaid bonus amount, shall be paid to the Executive at the times normally paid by the Company and the Executive shall be entitled to any other rights, benefits or entitlements in accordance with this Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates.
          (e) Voluntary Termination by the Executive. In the event of the voluntary termination of employment by the Executive, the terms of the last paragraph of Section

6(d) shall apply; provided, however, if (A) such voluntary termination occurs as a result of (and, except for a material diminution of the Executive’s duties and responsibilities that does not involve the failure to elect or re-elect the Executive as President and Chief Executive Officer of the Company and as a member of the Board or the removal of the Executive from any such position), the Executive has given the Company notice of such event within 120 days of the Executive learning of such event): (i) a material diminution of the Executive’s duties and responsibilities provided in Section 2, including, without limitation, the failure to elect or re-elect the Executive as President and Chief Executive Officer of the Company and as a member of the Board or the removal of the Executive from any such position, (ii) a reduction of the Executive’s Base Salary or target bonus opportunity as a percentage of Base Salary or any other material breach of any material provision of this Agreement by the Company, (iii) relocation of the Executive’s office from the New York City or Miami metropolitan areas, (iv) the change in the Executive’s reporting relationship from direct reporting to the Board or (v) the failure of a successor to all or substantially all of the Company’s business and/or assets to promptly assume and continue the Company’s obligations under this Agreement, whether contractually or as a matter of law, within 15 days of such transaction and (B) the Executive gives the Company sixty days’ prior notice of his intent to voluntarily terminate his employment for any (or all) of the reasons set forth in Section 6(e)(A)(i), (ii), (iii), (iv) or (v) (which if the 120-day notice period set forth in clause (A) is applicable, such notice can be given at any time within such 120-day notice period) and the Company shall not have cured such breach within such 60-day period, then the Severance Period shall begin at the end of such 60-day period and the provisions of Section 6(a) shall apply.

          (f) Termination Following a Change in Control. For purposes of this Agreement, a “Change in Control” shall occur if or upon the occurrence of:
               (i) Any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any securities of the Company which generally entitles the holder thereof to vote for the election of directors of the Company (the “Voting Securities”), which, when added to the Voting Securities then “Beneficially Owned” by such person, would result in such Person “Beneficially Owning” forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that for purposes of this paragraph (i), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (a) acquires Voting Securities as a result of a stock split, stock dividend or other corporate restructuring in which all stockholders of the class of such Voting Securities are treated on a pro rata basis; (b) acquires the Voting Securities directly from the Company; (c) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of the acquisition of Voting Securities by the Company, which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (d) is the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Controlled Entity”); or (e) acquires Voting Securities in connection with a “Non-Control Transaction” (as defined in paragraph (iii) below); or
               (ii) The individuals who, as of January 1, 2006 are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the

Incumbent Board, provided, however, that if either the election of any new director or the nomination for election of any new director was approved by a vote of more than two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
               (iii) Shareholder approval of:
                    (a) A merger, consolidation or reorganization involving the Company (a “Business Combination”), unless
                         (1) the stockholders of the Company immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty-one percent (51%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from the Business Combination (the “Surviving Corporation”), and
                         (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the relevant Surviving Corporation, and
                         (3) no Person (other than the Company, or any Controlled Entity, a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Controlled Entity, or any Person who, immediately prior to the Business Combination, had Beneficial Ownership of forty percent (40%) or more of the then outstanding Voting Securities) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in this subparagraph (a) shall be referred to as a “Non-Control Transaction”);
                    (b) A complete liquidation or dissolution of the Company; or
                    (c) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Controlled Entity).
Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the then outstanding Voting Securities is Beneficially Owned by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (B) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company, immediately prior to such acquisition; (y) a Change in Control shall not be deemed to occur by reason of a testamentary bequest by Bennett S. LeBow to or for the benefit of his surviving spouse of any or all securities of the Company Beneficially Owned by him as of the date of death, so long as, following the bequest, the event referenced in Section 6(f)(ii) shall not have occurred; and (z) if the Executive ceases to be an employee of the Company and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of employment (and the Executive shall be entitled to the payments, benefits and entitlements provided under Section 6(g) determined as of his termination but reduced and offset as appropriate to reflect the value of the payments, benefits and entitlements received by the Executive and his beneficiaries pursuant to Section 6(a) prior to the date it is determined that Section 6(g) applies. Upon a Change in Control, the Executive’s outstanding equity awards shall immediately vest in full, with all outstanding stock options and stock appreciation rights granted to the Executive on or after the date of this Agreement remaining exercisable for the remainder of their terms.
          (g) If within two years of a Change in Control, the Executive’s employment is terminated by the Company without Cause (other than for reason of death or Disability) or by the Executive for any (or all) of the reasons set forth in Sections 6(e)(A)(i), (ii), (iii), (iv) or (v), the Company shall pay the Executive in cash in a lump sum to be paid as soon as practicable following termination (but in no event later than 30 days following such termination), an amount equal to 2.99 times the sum of (a) the annual Base Salary of the Executive and (b) the bonus earned by him (including any amounts deferred) for the performance period that ended immediately prior to the performance period in which the date of termination occurs (but not greater than 100% of the Executive’s Base Salary during such year). The Executive and his eligible dependents shall also be entitled to continue to participate in all welfare benefit plans in which they were participating on the date of termination of the Executive’s employment until the earlier of (x) the end of the Employment Period or (y) the date he receives equivalent coverage and benefits under the plans and programs of a subsequent employer. In addition, for a thirty six month period after such termination, the Company shall arrange to provide the Executive and his eligible dependents, at the Company’s expense, with life, disability, accident, and health and medical insurance benefits substantially similar to those which the Executive and such dependents were receiving immediately prior to such termination; but benefits otherwise receivable by the Executive and his dependents pursuant to this sentence shall be reduced to the extent comparable benefits are actually received by him and his dependents during such period following such termination from a subsequent employer, and any such benefits actually received by the Executive and his dependents shall be reported to the Company. In addition, the Executive shall be entitled to (x) accelerated vesting upon the Termination Date of all outstanding equity awards, with all outstanding stock options or stock appreciation rights granted to the Executive on or after the date of this Agreement remaining exercisable for the no less than two years or the remainder of the original term, if shorter, (y) payment of any earned but unpaid amounts, including bonuses for performance periods that ended prior to the Termination Date and any unreimbursed business expenses, with such payment made in accordance with Company practices in effect on the date of his termination of employment, and (z) any other rights, benefits or entitlements in accordance with this Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates. There shall be no Severance Period following a termination under this Section 6(g) or any termination pursuant to clause (z) of Section 6(f), and upon such a termination the Executive shall no longer be bound by the provisions of Section 5 of this Agreement.

          (h) Retirement. Any termination of the Executive’s employment pursuant to Sections 6(a), 6(b), 6(c), 6(e) (to the extent the provisions of Section 6(a) shall apply), Section 6(f)(z) or Section 6(g) shall be deemed a “Retirement” for purposes of Section 9 of this Agreement.
          (i) Timing of Payments. Notwithstanding the other provisions of this Agreement, any payment or other benefit required to be made to or provided to or with respect to the Executive under this Agreement upon his termination of employment shall be made or provided promptly after the six month anniversary of the Executive’s date of termination of employment to the extent necessary to avoid imposition upon the Executive of any additional tax imposed under Section 409A of the Code. All payments due and owing for the six month period shall be paid on the first day following the six month anniversary of the Executive’s date of termination, with interest at the prime lending rate as published in The Wall Street Journal and in effect as of the date the payment or benefit should otherwise have been provided. In addition, if any payment or benefit permitted or required under this Agreement or otherwise is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A of the Code, then the parties shall promptly negotiate in good faith appropriate provisions to avoid such risk without increasing the cost of this Agreement to the Company or, to the extent practicable, materially changing the economic value of this Agreement to the Executive.
     7. Gross Up Payment.
          Notwithstanding anything else to the contrary, in the event it shall be determined that any payment, distribution, benefit or entitlement made or provided by the Company (including any of its subsidiaries or affiliates) to or for the benefit of the Executive pursuant to this Agreement or otherwise (a “Base Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or similar excise tax (excluding, for the sake of clarity, any additional tax imposed under Section 409A of the Code) that may hereafter be imposed, together with any interest or penalties are incurred by the Executive with respect to any such excise tax (any such excise and other similar tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Executive an additional payment (the “Gross Up Payment”) in an amount such that the net amount retained by him, after the calculation and deduction of any Excise Tax on the Base Payment and interest and penalties imposed with respect thereto and any federal, state, and local income taxes and interest and penalties imposed with respect thereto and Excise Tax on the Gross Up Payment, shall be equal to the Base Payment. In determining this amount, the amount of the Gross Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that is obtainable by the Executive on his federal income tax return by the deduction of the portion of the Gross Up Payment attributable to state and local income taxes. Additionally, the Gross Up Payment shall be reduced by income or excise tax withholding payments made by the Company to any federal, state, or local taxing authority with respect to the Gross Up Payment that were not deducted from compensation payable to the Executive.
          All determinations required to be made under this Section 7, including whether and when a Gross Up Payment is required, the amount of such Gross Up Payment, and the assumptions to be utilized in arriving at such determination, except as specified above, shall be made by a national accounting firm reasonably selected by the Board (other than the Company’s independent auditor or an accounting firm that advised a party (other than the

Company) with respect to any transaction related to the Change in Control or serves as the independent auditor for any such party) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days after the receipt of notice from the Executive that there should be a Gross Up Payment. The determination of tax liability made by the Accounting Firm shall be subject to review by the Executive’s tax advisor, and if said tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and said tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either the Executive or the Company shall be borne by the Company. Any Gross Up Payment shall be paid by the Company to the Executive within five days after the receipt of the determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and the Executive.
          As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Gross Up Payments shall not have been made by the Company that should have been made consistent with the calculations required to be made hereunder (“Underpayment”). In the event that the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment, together with any interest and penalties owed by the Executive, shall be promptly paid by the Company to or for the benefit of the Executive. In the event that the Gross Up Payment exceeds the amount subsequently determined to be due and the Executive is refunded an amount of the Gross Up Payment by the Internal Revenue Service, such refund shall be payable by the Executive to the Company (together with any interest paid or credited thereon after taxes applicable thereto) within five business days of its receipt by the Executive.

     8. No Mitigation of Damages; No Offset.
          In the event the employment of the Executive under this Agreement is terminated for any reason, the Executive shall not be required to seek other employment so as to minimize any obligation of the Company to compensate him for any damages he may suffer by reason of such termination. In addition, the Company or any of its subsidiaries or affiliates shall not have a right of offset against any payments, benefits or entitlements due to the Executive under this Agreement (except to the extent expressly set forth in Section 6(g) hereof) or otherwise on account of any remuneration the Executive receives from subsequent employment or on account of any claims the Company or any of its subsidiaries or affiliates may have against the Executive.
     9. SERP.
          If a termination of the Executive’s employment is deemed a Retirement for purposes of this Agreement, such termination shall constitute one of the following events, as appropriate, under the Vector Group Ltd. Supplemental Retirement Plan (as in effect on the date hereof or as amended or restated if more favorable to the Executive) (the “SERP”): in the event of a termination under Section 6(b) hereof, the death of the Executive under Section 4.3 of the SERP; under Section 6(c) hereof, the Disability of the Executive under Section 4.2 of the SERP; and under Sections 6(a), 6(e) (to the extent Section 6(a) shall apply), Section 6(f)(z) and 6(g) hereof, the termination of the Executive without cause under Section 4.4 of the SERP. In the event the Executive’s employment is terminated under Section 6(d), the Executive shall not be entitled to any benefit under the SERP if the facts and circumstances upon which such termination is based would constitute “cause” under Section 4.4 of the SERP. If such facts and circumstances would not constitute “cause” under Section 4.4 of the SERP, such termination of the Executive’s employment under Section 6(d) will be treated as a termination of the Executive without cause under Section 4.4 of the SERP. Additionally, with respect to a termination of employment that is deemed a Retirement hereunder, both the remaining term of the Employment Period, if any, and the Severance Period shall be included in calculating the full Years of Participation (as defined under the SERP) for the purposes of determining the Participation Ratio in Section 1.18 of the SERP, provided that in the case of a termination pursuant to Section 6(f)(z) or Section 6(g) the Severance Period shall be deemed to be 36 months; provided, further, for the avoidance of doubt any Severance Period shall not be taken into account for the purposes of determining when benefits are payable under the SERP.
     10. Indemnification.
          (a) The Company agrees that if the Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee, consultant or agent of the Company or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation and/or bylaws, or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable costs and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity; provided that a Proceeding shall not include any action, suit or proceeding related to the trading of Company-issued securities by the Executive (including actions, suits or proceedings related to insider trading allegations or related to Section 16 of the Securities Exchange Act of 1934, as amended). The Company shall advance to the Executive his legal fees and other expenses to be paid by him in connection with a Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with such expenses. Such request shall include an undertaking by the Executive to repay such amounts if, and to the extent, required to do so by applicable law if it shall ultimately be determined by a final court adjudication from which there is no right of appeal that the Executive is not entitled to be indemnified against such costs and expenses; provided that, to the extent permitted by law, the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.
          (b) The Company agrees to maintain for the Executive a directors’ and officers’ liability insurance policy not less favorable than any policy that the Company or any subsidiary or affiliate thereof maintains for its directors and executive officers in general for a period of at least 6 years following the termination of the Executive’s employment.

          (c) This Section 10 establishes contract rights which shall be binding upon, and shall inure to the benefit of the heirs, executors, personal and legal representatives, successors and assigns of the Executive. The obligations set forth in this Section 10 shall survive any termination of this Agreement (whether such termination is by the Company, the Executive, upon the expiration of this Agreement, or otherwise). Nothing in this Section 10 shall be construed as reducing or waiving any right to indemnification, advancement of expenses or coverage under directors’ and officers’ liability insurance policies, the Executive has or would otherwise have under the Company’s certificate of incorporation, by laws, other agreement or under applicable law.
     11. No Conflicting Agreements.
          As of the date of this Agreement, the Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of any other employment or other written agreement to which he is a party. The Company represents and warrants that it is a corporation duly organized and existing under the laws of the State of Delaware and that execution and delivery of this Agreement has been duly authorized by all necessary corporate action, including approval by the Company’s Compensation Committee.
     12. Assignment.
          (a) By the Executive. This Agreement and any obligations hereunder shall not be assigned, pledged, alienated, sold, attached, encumbered or transferred in any way by the Executive and any attempt to do so shall be void. Notwithstanding the foregoing, the Executive may transfer his rights and entitlements to compensation and benefits under this

Agreement or otherwise pursuant to will, operation of law or in accordance with any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates.
          (b) By the Company. Provided the substance of the Executive’s duties set forth in Section 2 shall not change, and provided that the Executive’s compensation as set forth in Section 3 shall not be adversely affected, the Company may assign or transfer its rights and obligations under this Agreement, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
          (c) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.
     13. Arbitration.
          (a) At the sole election of the Executive, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York, New York before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining in the City of New York. In any such arbitration, one arbitrator shall be selected by each of the parties, and the third arbitrator shall be selected by the first two arbitrators. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 13 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of the Executive of any of his covenants contained in Section 5 hereof.
          (b) All costs, fees and expenses of any arbitration or litigation in connection with this Agreement, including, without limitation, attorneys’ fees of the Executive and the Company, shall be borne by, and be the obligation of, the Company; provided, however, that if the Executive chooses not to arbitrate pursuant to Section 13(a) above the Company’s obligations under this Section 13(b) shall not exceed $250,000. The obligations of the Company under this Section 13 shall survive the termination of this Agreement (whether such termination is by the Company, the Executive, upon the expiration of this Agreement, or otherwise).
     14. Notices.
          All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or overnight delivery service or mailed within the continental United States by first class, certified mail, return receipt requested, to the applicable party and addressed as follows:
(a)	if to the Company:

Vector Group Ltd. 100 S.E. Second Street, 32nd Floor Miami, Florida 33131 Attn: General Counsel

(b)	if to the Executive:
                        Most recent home address as indicated in the Company’s records.
         Addresses may be changed by notice in writing signed by the addressee in accordance with this Section 14.

     15. Miscellaneous.
          (a) If any provision of this Agreement shall, for any reason, be adjudicated by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not effect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.
          (b) No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, power and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          (c) This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.
          (d) All payments required to be made to the Executive by the Company hereunder shall be subject to any applicable withholding under any applicable Federal, state, or local tax laws. Any such withholding shall be based upon the most recent form W-4 filed by the Executive with the Company, and the Executive may from time to time revise such filing.
          (e) This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof, including, without limitation, the Employment Agreement dated as of June 1,

1995, as thereafter amended, between the Executive and New Valley Corporation, but excluding, to the extent not expressly modified by the provisions of this Agreement, the SERP and any outstanding equity award agreements and the letter agreement between the Executive and the Company dated April 13, 2005. No change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any waiver to be effective must be in writing, specifically referencing the provision of this Agreement being waived and signed by the party against whom enforcement is being sought. Except as otherwise expressly provided herein, there are no other restrictions or limitations on the Executive’s activities following termination of employment. In the event of any inconsistency between this Agreement and any plan, policy, program or arrangement of, or any other agreement with, the Company or any of its subsidiaries or affiliates, the provision most favorable to the Executive shall govern. The headings in this Agreement are for convenience of reference only and shall not be considered part of this Agreement or limit or otherwise affect the meaning hereof. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the state of New York (disregarding any choice of law rules which might look to the laws of any other jurisdiction).
          (f) Except as otherwise expressly set forth in this Agreement, upon the termination or expiration of the Employment Period, the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties as embodied under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of the both parties.

          (g) Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of the Company or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreement with the Company or its subsidiaries or affiliates, provided that in no event shall the Executive be entitled to duplication of benefits or payments on a benefit-by-benefit or payment-by-payment basis.
          (h) The Company shall promptly pay directly the law firm representing the Executive for the expenses and fees incurred by the Executive in connection with the negotiation and execution of this Agreement, subject to a limit of $35,000.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

VECTOR GROUP LTD.

/s/ Howard M. Lorber	By:	/s/ Richard J. Lampen

HOWARD M. LORBER		Richard J. Lampen Executive Vice President

WITNESS

/s/ Robert J. Eide

Robert J. Eide

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